EXHIBIT 2.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on December 28, 2016 by and among International Metals Streaming Corp., a Nevada corporation (“Pubco”), EPT Acquisition Corporation, a Delaware corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Pubco, and Environmental Packaging Technologies, Inc., a Delaware corporation (“EPT”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Pubco and Merger Sub have approved this Agreement, the Merger and the Certificate of Merger and deem it advisable and in the best interest of their respective corporations and stockholders to consummate the merger of Merger Sub with and into EPT with EPT being the surviving corporation of the merger, on the terms and conditions set forth herein (the “Merger”);

WHEREAS, the requisite stockholders of Pubco and Merger Sub have each approved this Agreement, the Merger and the Certificate of Merger;

WHEREAS, the Board of Directors of EPT has approved this Agreement, the Merger and the Certificate of Merger and deem it in the best interest of EPT and has recommended to the stockholders of EPT that they adopt this Agreement and approve the Merger;

WHEREAS, Pubco, EPT and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

WHERAS, for United States federal income tax purposes, it is intended that the merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as a plan of reorganization with the meaning of Section 368(a) of the Code;

WHEREAS, certain capitalized terms shall have the meaning set forth in Section 8.12.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.01 Merger. Subject to and upon the terms and conditions of this Agreement and the Certificate of Merger, at the Effective Time, Merger Sub shall be merged with and into EPT in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the separate legal existence of Merger Sub shall cease, EPT shall be the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware under the name “Environmental Packaging Technologies, Inc.,” and the Surviving Corporation shall succeed to and assume all of the rights and obligations of EPT and the Merger Sub in accordance with the DGCL and EPT shall become, as a result of the Merger, a direct wholly-owned Subsidiary of Pubco.

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Section 1.02. Closing. Unless this Agreement shall have been terminated pursuant to Section 7.01, the closing of the Merger (the “Closing”) will take place at 10:00 p.m., EST, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of such conditions at such time), unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location as is agreed to by the parties hereto. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

Section 1.03. Effective Time of the Merger. Upon the Closing, Pubco and EPT will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of EPT and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of EPT and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (as attached hereto as Exhibit A), shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (as attached hereto as Exhibit B), until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

Section 1.06. Directors and Officers of the Surviving Corporation.

(a) The directors of EPT at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of EPT at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.07. Director and Officers of Pubco. At the Effective Time, Pubco shall take or have taken all necessary corporate and stockholder action so that the individuals designated by EPT and as set forth on Schedule 1.07 shall at the Effective Time be the sole directors and officers of Pubco and all Pubco officers and directors immediately prior to the Effective Time shall have resigned and none of Pubco, Merger Sub or EPT shall have any liability to any such persons. If, however, prior to the Effective Time, any such individual(s) designated by EPT and as set forth on Schedule 1.07, is(are) unwilling or unable to serve in such officer and/or director position(s) as of the Effective Time, then EPT shall be entitled to appoint other individual(s) to serve in such officer and/or director position(s), and Pubco shall take all necessary corporate action to effect such appointments.

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Section 1.08 Manner and Basis of Converting EPT Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of holders of any shares of EPT Common Stock or any capital stock of Merger Sub:

(i) Each share of common stock, par value $0.001 per share, of EPT (the “EPT Common Stock”) that is owned by EPT, Pubco, Merger Sub or any Subsidiaries of Pubco (“Cancelled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Two Business Days prior to the Effective Time, EPT shall provide Pubco a list of EPT’s stockholders (the “Stockholders”) with the number of shares owned by each Stockholder. Each share of EPT Common Stock beneficially owned by the stockholders of EPT (other than Cancelled Shares or Dissenting Shares), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive ten (10) shares of common stock, par value $0.001 per share, of Pubco (the “Pubco Common Stock”), with fractional shares of Pubco Common Stock rounded up or down to the nearest whole share;

(iii) As of the Effective Time, all shares of EPT Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of a certificate that immediately prior to the Effective Time represented shares of EPT Common Stock(the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the shares of Pubco Common Stock as contemplated by Section 1.08(a)(ii) to be issued in consideration for and upon the surrender of Certificates in accordance with Section 1.09(b), without interest.

(iv) Each share of common stock, par value $0.001 per share of Merger Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, $0.001 par value, of the Surviving Corporation (“SC Common Stock”), so that at the Effective Time, Pubco shall be the holder of all of the issued and outstanding shares of SC Common Stock;

(v) Notwithstanding anything in this Agreement to the contrary, any shares of EPT Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (attached hereto as Exhibit C) and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Pubco Common Stock, and the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(vi) Notwithstanding the provisions of Section 1.08(v), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of EPT Common Stock shall automatically be converted into and represent only the right to receive the shares of Pubco Common Stock in accordance with this Agreement, without interest, upon surrender of the certificate representing the EPT shares of Common Stock.

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(vii) The treatment of EPT warrants shall be as set forth in Section 5.04.

(viii) The treatment of EPT convertible notes shall be as set forth in Section 5.05.

Section 1.09 Exchange of Certificates.

(a) Pubco shall instruct its transfer agent (the “Transfer Agent”) to issue shares of Pubco Common Stock directly to holders of shares of EPT Common Stock using the procedures in this Section 1.09.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Pubco shall cause the Transfer Agent to mail to each holder of record of a Certificate or Certificates whose shares of EPT Common Stock were converted into the right to receive shares of Pubco Common Stock (i) a letter of transmittal (the “Letter of Transmittal”), that shall, among other things, contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (a) such Stockholder has full right, power and authority to deliver such EPT Common Stock and Letter of Transmittal, (b) the delivery of such EPT Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (c) such Stockholder has good, valid and marketable title to all shares of EPT Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such EPT Common Stock, (d) whether such Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Pubco Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Pubco Common Stock in violation of the Securities Act or the securities laws of any state, (e) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Pubco Common Stock and has obtained any additional information that such Stockholder has requested, and (f) risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent, and (h) shall be in such form and have such other provisions as Pubco and EPT may reasonably specify and agree) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing shares of Pubco Common Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Pubco Common Stock, that such holder has the right to receive pursuant to the provisions of this ARTICLE I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of EPT Common Stock that is not registered in the transfer records of EPT, the proper number of shares of Pubco Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Pubco Common Stock (or the payment of cash consideration) to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Pubco that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.09(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable shares of Pubco Common Stock, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE I. No interest shall be paid or will accrue on the shares of Pubco Common Stock issuable to holders of Certificates pursuant to the provisions of this ARTICLE I.

(c) Any Pubco Common Shares that remain undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Pubco, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE I shall thereafter look only to Pubco for payment of their claim for shares of Pubco Common Stock they are entitled to in accordance with this Agreement, and any dividends or distributions with respect to Pubco Common Stock issuable to such holders in accordance with this Agreement.

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(d) None of Pubco, EPT, Merger Sub, the Surviving Corporation or the Transfer Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Pubco Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of Pubco Common Stock issuable to the holder of such Certificate formerly representing EPT Common Stock pursuant to this ARTICLE I, would otherwise escheat to or become the property of any Governmental Entity), any such shares of Pubco Common Stock shall, to the extent permitted by applicable Legal Requirements, become the property of Pubco, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Pubco and the Transfer Agent shall be entitled to deduct and withhold from any shares of Pubco Common Stock issuable pursuant to this Agreement to any Person who was a holder of EPT Common Stock immediately prior to the Effective Time such amounts as Pubco and the Transfer Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign tax Legal Requirements. To the extent that amounts are so withheld by Pubco or the Transfer Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in such reasonable amount as Pubco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificate.

(g) In the event that EPT changes the number of shares of EPT Common Stock or securities convertible or exchangeable into or exercisable for shares of EPT Common Stock, or Pubco changes the number of shares of Pubco Common Stock or securities convertible or exchangeable into or exercisable for shares of Pubco Common Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Exchange Ratio shall be ratably adjusted; provided, however, that nothing in this Section 1.09(g) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(h) Pubco agrees that it will cause the Pubco Common Stock into which EPT Common Stock is converted at the Effective Time pursuant to Section 1.08(a)(ii) to be available for such purposes. Pubco further covenants that immediately following the Effective Time, Pubco will effect cancellations of outstanding shares of Pubco Common Stock and that there will be no more than 12,000,000 pre-Merger shares of Pubco Common Stock issued and outstanding, and that no other pre-Merger common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein. At the Effective Time, EPT shall pay $500,000 to the shareholder of the controlling block of Pubco Common Stock (the “Controlling Shareholder” for the cancellation of 11,810,830 shares of Parent Common Stock and for services related to the completion of the Merger.

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(i) The shares of Pubco Common Stock issued in exchange for shares of EPT Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State, and each Certificate evidencing any such shares of Pubco Common Stock shall bear a restrictive legend substantially in the following form:

THE SHARES OF COMMON STOCK OF [PUBCO] EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.10 Capital Structure of Pubco Post-Merger. Immediately prior to the Effective Time, Pubco shall have issued and outstanding 12,000,000 shares of Pubco Common Stock and no other securities (as defined under the Securities Act). Immediately following the Effective Time, Pubco shall have issued and outstanding (i) 52,000,000 shares of Pubco Common Stock of which (a) 40,000,000 such shares will be owned by the former EPT Stockholders, and (b) 12,000,000 shares will be owned by the Pubco shareholders immediately prior to the Effective Time, (ii) warrants to purchase approximately 795,000 shares of Pubco Common Stock issuable upon exercise of EPT warrants, and (iii) EPT convertible notes convertible into shares of Pubco Common Stock (consisting of (A) approximately 1,590,000 shares upon conversion of $795,000 aggregate principal amount of EPT convertible notes, and (B) approximately 160,000 shares issuable upon conversion of a $200,000 aggregate principal amount of EPT convertible note) shares of Pubco Common Stock (the “200,000 EPT Convertible Note”). The 200,000 EPT Convertible Note shall be converted prior to the Effective Time and the converted shares shall be included in the 40,000,000 shares to be issued to EPT Stockholders.

Section 1.11 Further Actions. From time to time, from and after the Effective Time, as and when reasonably requested by Pubco, the proper officers and directors of EPT as of the Effective Time shall, for and on behalf and in the name of EPT or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Pubco, Merger Sub or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of EPT or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF EPT

Except as set forth in the corresponding section of the EPT Disclosure Letter or otherwise herein, EPT represents and warrants to Pubco and Merger Sub:

Section 2.01 Organization, Standing, Subsidiaries, Etc.

(a) EPT is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into the Merger Documents (this Agreement and the Certificate of Merger shall sometimes collectively be referred to as the “Merger Documents”) and to carry out the terms hereof and thereof. Copies of the [Amended and Restated] Certificate of Incorporation and By-Laws of EPT that have been delivered to Pubco and Merger Sub prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

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(b) EPT has no Subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

Section 2.02 Qualification. EPT is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on EPT.

Section 2.03 Capital Structure of EPT. The authorized capital stock of EPT consists of 10,000,000 shares of EPT Common Stock, of which 2,854,528 shares are issued and outstanding, and 1,145,472 shares are reserved for the conversion of outstanding notes of EPT; and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All issued and outstanding shares of EPT Common Stock are duly authorized, validly issued, fully paid and non-assessable. EPT has no outstanding options, rights or commitments to issue EPT Common Stock or other Equity Securities of EPT, and there are no outstanding securities convertible or exercisable into or exchangeable for EPT Common Stock or other Equity Securities of EPT. For purposes of this Agreement, “Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

Section 2.04 Indebtedness for Borrowed Money. Except as provided in EPT’s Financial Statements, EPT has no Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean all aggregate principal amount of funds borrowed and evidenced by promissory notes, bonds or similar instruments of EPT.

Section 2.05 EPT Stockholders. The Schedule delivered to Pubco pursuant to Section 1.08(a)(ii) hereto contains a true and complete list of the names of the record owners of all of the outstanding shares of EPT Common Stock and other Equity Securities of EPT, together with the number of securities held or to which such Person has rights to acquire. To the Knowledge of EPT, there is no voting trust, agreement or arrangement among any of the beneficial holders of EPT Common Stock affecting the nomination or election of directors or the exercise of the voting rights of EPT Common Stock.

Section 2.06 Corporate Acts and Proceedings. EPT has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement by EPT’s Stockholders, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of EPT and no other corporate proceedings on the part of EPT are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the transactions contemplated herein by EPT’s Stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of a majority of the issued and outstanding shares of EPT Common Stock is necessary to adopt this Agreement, approve the Merger and consummate the Merger and approve the other transactions contemplated hereby.

Section 2.07 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by EPT in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which EPT and/or Pubco are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (iv) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to EPT.

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Section 2.08 Compliance with Laws and Instruments. There is no judgment, injunction, order or decree binging upon EPT which has or would reasonably be expected to have the effect of prohibiting or materially impairing EPT’s business or its ability to consummate the transactions contemplated herein. EPT is not in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to EPT or by which EPT or any of its businesses or properties is bound or affected. The execution, delivery and performance by EPT of the this Agreement and the Certificate of Merger and the consummation by EPT of the transactions contemplated by this Agreement: (a) will not cause EPT to violate or contravene (i) any Legal Requirement, (ii) any rule or regulation of any Governmental Entity (iii) any order, judgment or decree of any court, or (iv) any provision of the [Amended and Restated] Certificate of Incorporation or By-Laws of EPT, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a material default under any material Contract to which EPT is a party or by which EPT or any of its properties is bound or affected, except as would not have a Material Adverse Effect on EPT and (c) will not result in the creation or imposition of any Lien upon any material property or asset of EPT. EPT is not in material violation of, or (with or without notice or lapse of time, or both) in default under, any material term or provision of its [Amended and Restated] Certificate of Incorporation or By-Laws or of any material Contract except as would not cause a Material Adverse Effect to EPT.

Section 2.09 Binding Obligations. This Agreement has been duly executed and delivered by EPT and, assuming due execution and delivery by Pubco and Merger Sub, constitutes a valid and binding obligation of EPT, enforceable against EPT in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

Section 2.10 Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against EPT, Pubco, Merger Sub or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity as a result of any agreement entered into by EPT.

Section 2.11 Financial Statements. Pubco has previously been provided with EPT’s (i) audited balance sheets (the “Balance Sheet”) as of December 31, 2015 and 2014 (the “EPT Balance Sheet Date”) and (ii) unaudited balance sheet statements of operations and accumulated deficits and cash flows for the fiscal years ended September 30, 2016 and 2015. Such financial statements are collectively referred to as the “Financial Statements”. The audited Financial Statements (a) are in accordance with the books and records of EPT, (b) present fairly the financial condition and operating results of EPT as of the dates therein specified and for the periods therein specified, subject to normal year-end audit adjustments and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

Section 2.12 Absence of Undisclosed Liabilities. EPT has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheet, (b) to the extent set forth on or reserved against in the Balance Sheet or the notes to the Financial Statements and/or the unaudited balance sheet of EPT as of September 30, 2016, a copy of which previously was provided, and (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since EPT Balance Sheet Date.

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Section 2.13 Tax Returns and Audits.

(a) All required federal, state and local Tax Returns of EPT have been accurately prepared and duly and timely filed, and all federal, state and local Taxes (as defined below) required to be paid with respect to the periods covered by such returns have been paid. EPT is not and has not been delinquent in the payment of any Tax. EPT has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of EPT’s federal income tax returns has been audited by any governmental authority; and none of EPT’s state or local income or franchise tax returns has been audited by any governmental authority. The reserves for Taxes reflected on the Balance Sheet, if any, are and will be sufficient for the payment of all unpaid Taxes payable by EPT as of EPT Balance Sheet Date. Since the EPT Balance Sheet Date, EPT has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. EPT has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of EPT now pending, and EPT has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. EPT is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. EPT has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. EPT (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

(b) For purposes of this Agreement, the following terms shall have the meanings provided below:

(i) “Tax” or “Taxes” shall mean (A) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (B) any liability for the payment of any amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (C) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B).

(ii) “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

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Section 2.14 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by EPT are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for EPT’s business.

Section 2.15 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of EPT, threatened against EPT, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 2.16 Environmental Matters.

(a) To the knowledge of EPT, EPT has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials (as defined below) on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws (as defined below).

(b) To the knowledge of EPT, the historical and present operations of the business of EPT are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of EPT.

(c) There are no material pending or, to the knowledge of EPT, threatened, demands, claims, information requests or notices of noncompliance or violation against or to EPT relating to any Environmental Law; and, to the knowledge of EPT, there are no conditions or occurrences on any of the real property used by EPT in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to EPT, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of EPT.

(d) To the knowledge of EPT, (i) EPT has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) EPT is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) EPT has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of EPT.

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(e) For purposes of this Agreement, the following terms shall have the meanings provided below:

(i) “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

(ii) “Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

Section 2.17 Questionable Payments. Neither EPT nor any director, officer or, to the knowledge of EPT, agent, employee or other Person associated with or acting on behalf of EPT, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 2.18 Obligations to or by Stockholders. EPT has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to EPT.

Section 2.19 Real Property. EPT does not currently own, or has ever owned, any real property.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Except as set forth in the corresponding Pubco Disclosure Letter, Pubco and Merger Sub represent and warrant to EPT as follows:

Section 3.01 Organization and Standing. Pubco is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Pubco and Merger Sub have heretofore delivered to EPT complete and correct copies of their respective Articles or Certificate of Incorporation and By-Laws as now in effect. Pubco and Merger Sub have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Pubco nor Merger Sub has any subsidiaries (except Pubco’s ownership of Merger Sub) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Pubco owns all of the issued and outstanding capital stock of Merger Sub free and clear of all Liens, and Merger Sub has no outstanding options, warrants or rights to purchase capital stock or other securities of Merger Sub, other than the capital stock owned by Pubco. Unless the context otherwise requires, all references in this Article III to “Pubco” shall be treated as being a reference to Pubco and Merger Sub taken together as one enterprise.

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Section 3.02 Qualification. Pubco is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of Pubco (the “Condition of the Pubco”).

Section 3.03 Corporate Authority. Each of Pubco and/or Merger Sub (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Pubco and/or Merger Sub (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Pubco and/or Merger Sub (as the case may be), each is enforceable against it and/or them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.04 Broker’s and Finder’s Fees. No Person is entitled by reason of any act or omission of Pubco or Merger Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of the Merger Documents, or with respect to the consummation of the transactions contemplated thereby.

Section 3.05 Capitalization.

(a) The authorized capital stock of Pubco consists of (i) 50,000,000 shares of Pubco Common Stock, of which 10,968,754 (23,810,861 after a forward split) shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Pubco has no outstanding options, rights or commitments to issue shares of Pubco Stock or any other Equity Security of Pubco or Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Pubco Common Stock or any other Equity Security of Pubco or Merger Sub There is no voting trust, agreement or arrangement among any of the beneficial holders of Pubco Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Pubco Common Stock. The offer, issuance and sale of such shares of Pubco Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Pubco Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.

(b) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding. All of the outstanding Merger Sub Common Stock is owned by Pubco. All outstanding shares of the capital stock of Merger Sub are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. Merger Sub has no outstanding options, rights or commitments to issue shares of Merger Sub Common Stock or any other Equity Security of Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Merger Sub Common Stock or any other Equity Security of Merger Sub

Section 3.06 Merger Sub. Merger Sub is a wholly-owned Delaware subsidiary of Pubco that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by the Merger Documents and the other agreements to be made pursuant to or in connection with the Merger Documents.

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Section 3.07 Validity of Shares. The shares of Pubco Common Stock to be issued at the Closing pursuant to ARTICLE I, when issued and delivered in accordance with the terms of the Merger Documents, shall be duly and validly issued, fully paid and non-assessable. The issuance of the Pubco Common Stock upon consummation of the Merger pursuant to ARTICLE I will be exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Rule 506 of Regulation D of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

Section 3.08 SEC Reporting and Compliance.

(a) Pubco filed a registration statement on Form S-1 under the Securities Act, which became effective on September 27, 2012 (the “Pubco Registration Statement”). Since September 27, 2012, the Pubco has filed with the U.S. Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pubco has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act. Pubco has no outstanding issued with the Commission.

(b) Pubco has made available to EPT true and complete copies of the registration statements, information statements and other reports filed by Pubco with the Commission since September 27, 2012 (collectively, the “Pubco SEC Documents”) filed by Pubco with the Commission. None of the Pubco SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Prior to and until the Closing, Pubco will provide to EPT copies of any and all amendments or supplements to the Pubco SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Pubco subsequent to the filing of the Pubco SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Pubco with the Commission or delivered to the stockholders of Pubco.

(d) Pubco is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(e) The shares of Pubco Common Stock are quoted on the OTC Pink Marketplace under the symbol “IMST” and Pubco is in compliance in all material respects with all rules and regulations of the OTC Pink Marketplace applicable to it and the Pubco Common Stock.

(f) Between the date hereof and the Closing Date, Pubco shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets.

(g) The Pubco SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Pubco nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(h) Pubco has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

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Section 3.09 Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Pubco SEC Documents (the “Pubco Financial Statements”) (a) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (b) are in accordance with the books and records of Pubco and (c) present fairly in all material respects the financial condition of Pubco at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The annual financial statements included in Pubco’s Form 10-K for the year ended December 31, 2015 were audited by RBSM, LLP, Pubco’s independent registered public accounting firm.

Section 3.10 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Pubco or Merger Sub required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 3.11 Compliance with Laws and Other Instruments. The execution, delivery and performance by Pubco of the Merger Documents and the other agreements to be made by Pubco pursuant to or in connection with the Merger Documents and the consummation by Pubco of the transactions contemplated by the Merger Documents will not cause Pubco to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, (c) any order, judgment or decree of any court or (d) any provision of their respective charters or By-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Pubco is a party or by which Pubco or any of its properties is bound.

Section 3.12 No General Solicitation. In issuing the Pubco Common Stock in the Merger hereunder, neither Pubco nor anyone acting on its behalf has offered to sell the Pubco Common Stock by any form of general solicitation or advertising.

Section 3.13 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Pubco and Merger Sub, and are enforceable against Pubco and Merger Sub, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.14 Absence of Undisclosed Liabilities. Neither Pubco nor Merger Sub has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Pubco SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Pubco in the most recent Pubco SEC Document filed by Pubco (the “Pubco Balance Sheet”) or the notes to the Pubco Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Pubco Balance Sheet (the “Pubco Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of Pubco and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Pubco SEC Documents.

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Section 3.15 Changes. Since the Pubco Balance Sheet Date, Pubco has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Pubco’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Pubco Balance Sheet and current liabilities incurred since the Pubco Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a material adverse effect on the Condition of the Pubco, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Pubco other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Pubco, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Pubco Balance Sheet or its statement of income for the year ended on the Pubco Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.16 Tax Returns and Audits. All required federal, state and local Tax Returns of Pubco have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Pubco. Pubco is not and has not been delinquent in the payment of any Tax. Pubco has not had a Tax deficiency assessed against it. None of Pubco’s federal income, state and local income and franchise tax returns has been audited by any governmental authority. The reserves for Taxes reflected on the Pubco Balance Sheet are sufficient for the payment of all unpaid Taxes payable by Pubco with respect to the period ended on the Pubco Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Pubco now pending, and Pubco has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 3.17 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Pubco, threatened against or affecting Pubco or Merger Sub or any of their respective properties, assets or businesses. To the knowledge of Pubco, neither Pubco nor Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.18 Questionable Payments. Neither Pubco nor any director, officer or, to the knowledge of the Pubco, agent, employee or other Person associated with or acting on behalf of the Pubco, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

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Section 3.19 Obligations to or by Stockholders. Pubco has no liability or obligation or commitment to any stockholder of Pubco or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Pubco, nor does any stockholder of Pubco or any such Affiliate or associate have any liability, obligation or commitment to Pubco.

Section 3.20 Takeover Statutes. The Board of Directors of Pubco has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To the Knowledge of Pubco, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.21 Brokers’ and Finders’ Fees; Fees and Expenses. Pubco has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 3.22 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 3.23 Disclosure. There is no fact relating to Pubco that Pubco has not disclosed to EPT in writing that materially and adversely affects nor, insofar as Pubco can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Pubco. No representation or warranty by Pubco herein and no information disclosed in the schedules or exhibits hereto by Pubco contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV.
CONDUCT OF BUSINESSES PENDING THE MERGER.

Section 4.01 Conduct of Business by EPT Pending the Merger. Prior to the Effective Time, unless Pubco or Merger Sub shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of EPT shall be conducted only in the ordinary course;

(b) EPT shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its [Amended and Restated] Certificate of Incorporation or By-laws except to effectuate the transactions contemplated in the Disclosures or (iii) split, combine or reclassify the outstanding EPT Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c) EPT shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, EPT Common Stock, except to issue shares of EPT Common Stock in connection with any matter relating to the Disclosures; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) without first giving of notice to Merger Sub and Pubco, incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination; and

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(d) EPT shall use its best efforts to preserve intact the business organization of EPT, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it.

Notwithstanding anything to the contrary provided in Section 4.01(c)(iii), or elsewhere, upon the giving of notice by EPT to Pubco and Merger Sub, EPT shall be permitted to incur additional Indebtedness.

Section 4.02 Conduct of Business by Pubco and Merger Sub Pending the Merger. Prior to the Effective Time, unless EPT shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) the business of Pubco and Merger Sub shall be conducted only in the ordinary course; provided, however, that Pubco shall take the steps necessary to have discontinued its existing business without liability to Pubco or Merger Sub immediately following the Effective Time;

(b) neither Pubco nor Merger Sub shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or by-laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c) neither Pubco nor Merger Sub shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.02(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d) neither Pubco nor Merger Sub will, nor will they authorize any director, officer, employee, advisor, consultant, Affiliate, attorney, accountant or other representative of either of them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Pubco will promptly advise EPT orally and in writing of any such inquiries or proposals including any Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving Pubco or Merger Sub or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Pubco will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e) neither Pubco nor Merger Sub will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

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ARTICLE V.
ADDITIONAL AGREEMENTS

Section 5.01 Access and Information. EPT, on the one hand, and Pubco and Merger Sub, on the other hand, shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.01 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors or (c) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, further, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 5.02 Further Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Pubco, Merger Sub and EPT agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Pubco, Merger Sub and EPT shall take all such necessary action.

Section 5.03 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Pubco and EPT, except as Pubco reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for the Pubco Common Stock, provided, that in such case Pubco will use its best efforts to allow EPT to review and reasonably approve any such press release or public announcement prior to its release.

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Section 5.04 Treatment of EPT Warrants. At the Effective Time, each EPT warrant shall be assumed by Pubco and converted into a Pubco warrant to acquire, on the same terms and conditions as were applicable under such EPT warrant, a number of shares of Pubco Common Stock equal to the number of shares of EPT Common Stock issuable upon exercise of such EPT warrant immediately prior to the Effective Time multiplied by ten (10) at an exercise price per share of Pubco Common Stock equal to the exercise price per share under such EPT warrant.

Section 5.05 Treatment of EPT Convertible Notes. At the Effective Time, each EPT convertible note shall be assumed by Pubco and converted into a Pubco convertible note to acquire, on the same terms and conditions as were applicable under such EPT convertible note, a number of shares of Pubco Common Stock equal to the number of shares of EPT Common Stock subject to such convertible note immediately prior to the Effective Time multiplied by ten (10), at a conversion price per share of Pubco Common Stock equal to the conversion price per share under such EPT convertible note.

Section 5.06 Preparation of the Form 8-K. As promptly as practicable after the date hereof, EPT and Pubco shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby. EPT and Pubco shall cooperate and work together in good faith to prepare one or more, such Form 8-Ks to be filed by Pubco with the SEC, from time to time after the Closing, as required by applicable Legal Requirements. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding EPT, Pubco and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of EPT’s independent accountants as to the filing of EPT’s financial statements contained therein, to the extent applicable, except that EPT and Pubco shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable Legal Requirements (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”).

Section 5.07 Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each party to this Agreement will report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger.

Section 5.08 Indemnification Etc.

(a) From and after the Effective Time, subject to applicable Legal Requirements, Pubco will cause the Surviving Corporation and all Subsidiaries of Pubco to indemnify and hold harmless each present director and officer of EPT (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer of EPT between the date hereof and the Effective Time (collectively, the “EPT Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Legal Requirements (and Pubco will cause the Surviving Corporation to also advance expenses (including reasonable attorneys’ fees, costs and expenses) as incurred to the fullest extent permitted under applicable Legal Requirements; provided that if required by applicable Legal Requirements the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

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(b) The obligations of Pubco and the Surviving Corporation under this Section 5.08 shall not be terminated or modified by such parties in a manner so as to adversely affect any EPT Party, to whom this Section 5.08 applies without the express written consent of such affected EPT Party. If Pubco, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Pubco or the Surviving Corporation, as the case may be, shall assume all of the obligations of Pubco, or the Surviving Corporation, as the case may be, set forth in this Section 5.08.

(c) The provisions of Section 5.08 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such person may have by contract or otherwise.

Section 5.09 Amendment of Articles of Incorporation. Prior to the Effective Time, Pubco shall amend its articles of incorporation and effect a forward split, name change and stock split, along with a change of Pubco’s symbol.

ARTICLE VI.
CONDITIONS TO PARTIES’ OBLIGATIONS

Section 6.01 Conditions to Pubco and Merger Sub Obligations. The obligations of Pubco and Merger Sub under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Pubco:

(a) The representations and warranties of EPT under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects unless otherwise indicated elsewhere.

(b) EPT shall have performed and complied in all material respects with all material agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default and, since EPT Balance Sheet Date, there shall have been no Adverse Material Change to EPT. For purposes of this Agreement, “Default” shall mean a default or failure in the due observance or performance of any material covenant, condition or agreement on the part of a party to be observed or performed under the terms of the Merger Documents, if such default or failure in performance shall remain un-remedied for five (5) days. Furthermore, for purposes of this Agreement, “Event of Default” shall mean (i) the failure to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (ii) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness or (iii) the failure to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

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(d) No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

(e) Pubco and Merger Sub shall have received the following:

(i) copies of resolutions of the Board of Directors and the Stockholders, certified by the Secretary of EPT, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant thereto;

(ii) a certificate of incumbency executed by the Secretary of EPT certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the [Amended and Restated] Certificate of Incorporation and By-laws of EPT delivered to Pubco and Merger Sub at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

(iii) a certificate, dated the Closing Date, executed by the Chief Executive Officer of EPT certifying that he has no knowledge of any plan to issue any securities of EPT, and EPT has not entered into any agreement, written or oral, to issue any securities of EPT except as described in the EPT Disclosure Schedule or this Agreement;

(iv) evidence as of a recent date of the good standing and corporate existence of EPT issued by the Secretary of State of the State of Delaware and evidence that EPT is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary;

(v) copies, certified by the Secretary of State of Delaware, dated not more than five (5) days prior to the Closing Date, of the [Amended and Restated] Certificate of Incorporation of EPT, and all amendments thereto;

(vi) the Certificates representing EPT Common Stock;

(vii) the EPT warrants; and

(viii) such additional supporting documentation and other information with respect to the transactions contemplated hereby as Pubco and Merger Sub may reasonably request.

(f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Pubco and Merger Sub. EPT shall furnish to Pubco and Merger Sub such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.01 as Pubco or its counsel may reasonably request.

Section 6.02 Conditions to EPT’s Obligations. The obligations of EPT under the Merger Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by EPT.

(a) The representations and warranties of Pubco and Merger Sub under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

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(b) Pubco and Merger Sub shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to be performed or complied with by them on or before the Closing Date.

(c) There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default and, since the Pubco Balance Sheet Date, there shall have been no material adverse change in the Condition of the Pubco.

(d) At Closing, neither Pubco nor Merger Sub shall have any Indebtedness nor any other amounts due and/or outstanding including, but not limited to, accounts payable.

(e) EPT shall have raised no less than $5,000,000 of gross proceeds through the sale of its equity and/or debt securities.

(f) EPT shall have fully completed its due diligence and be satisfied with the results thereof relating directly and/or indirectly to Pubco and the Merger Sub and of the matters and transactions contemplated by the Merger Documents and of Pubco and/or Merger Sub.

(g) EPT shall have received the following:

(i) copies of resolutions of Pubco’s and Merger Sub’s respective boards of directors and the sole stockholder of Merger Sub, certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered by them pursuant thereto;

(ii) a certificate of incumbency executed by the respective Secretaries of Pubco and Merger Sub certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Agreement and further certifying that the respective Articles or Certificate of Incorporation and By-Laws of Pubco and Merger Sub appended thereto have not been amended or modified.

(iii) a certificate, dated the Closing Date, executed by the President or Chief Executive Officer of each of the Pubco and Merger Sub, certifying that (A) except for the filing of the Certificate of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained and (B) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by any of the Merger Documents;

(iv) evidence as of a recent date and within five (5) days of the Effective Time of the good standing and corporate existence of each of Pubco and Merger Sub issued by the Secretaries of State of the State of Nevada and Delaware, respectively, and evidence that Pubco and Merger Sub are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary; and

(v) evidence of the election of the directors designated by EPT to the Pubco’s Board of Directors and evidence of the resignation of Michael Hlavsa from the Pubco’s Board of Directors, effective as of the Closing Date;

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(vi) evidence of the election of the officers designated by EPT as the officers of the Pubco, effective on the Closing Date and evidence of Michael Hlavsa’s resignation as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of Pubco; and

(vii) such additional supporting documentation and other information with respect to the transactions contemplated by the Merger Documents and/or relating to Pubco and/or Merger Sub as EPT may reasonably request.

(h) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to EPT. Pubco and Merger Sub shall furnish to EPT such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.02 as EPT may reasonably request.

(i) No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

ARTICLE VII.
TERMINATION PRIOR TO CLOSING

Section 7.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of EPT, Merger Sub and Pubco;

(b) by EPT, if Pubco or Merger Sub (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after EPT has notified Pubco and Merger Sub of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) by Pubco and Merger Sub if EPT (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Pubco or Merger Sub has notified EPT of its intent to terminate this Agreement pursuant to this paragraph (c);

(d) by either EPT, on the one hand, or Pubco and Merger Sub, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Pubco, Merger Sub or EPT that prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry by any such court or governmental or regulatory agency; or

(e) by either EPT, on the one hand, or Pubco and Merger Sub, on the other hand, if the Closing has not occurred on or prior to March 31, 2017, for any reason other than delay or nonperformance of the party seeking such termination.

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Section 7.02 Termination of Obligations. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties other than the provisions of Section 8.03 (Fees and Expenses), this Section 7.02 which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud. No termination of this Agreement shall affect the confidentiality obligations of the parties contained in this Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.03 Amendment. This Agreement may be amended by the parties at any time before the Effective Time; provided, however, that after any such approval, there shall not be made any amendment that by applicable Legal Requirements requires further approval by the EPT Stockholders without the further approval of such EPT Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 8.02, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

(a)	If to Pubco or Merger Sub:

International Metals Streaming Corp.

12303 Airport Way, Suite 200

Broomfield, Colorado 80021

Telephone: (954) 868-7366

Attention: Michael Hlavsa

with a copy to:

Carmel, Milazzo & DiChiara LLP

261 Madison Avenue, 9th Floor

New York, New York 10016

Telephone: (212) 658-0458

Attention: Peter DiChiara

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(b)	If to EPT:

Environmental Packaging Technologies, Inc.

6100 West by Northwest, Suite 110
Houston, Texas 77040

with a copy to:

Gusrae Kaplan Nusbaum PLLC

120 Wall Street, 25th Floor

New York, New York 10005

Telephone: (212) 269-1400

Attention: Lawrence G. Nusbaum

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

Section 8.02 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein including all instruments, agreements and disclosure letters, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter written and oral, except for (i) the provisions of Section 5.08 (which shall be enforceable by the EPT Indemnified Parties), (ii) and except for the rights of EPT Stockholders to receive the shares of Pubco Common Stock as provided in ARTICLE I after the Effective Time in the event the Merger is consummated, are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.03 Expenses. EPT shall be responsible for (a) any and all of its own legal, audit, printing and transfer agent fees (“Professional Fees and Expenses”) and broker fees in connection with the merger and any private placement, and (b) broker fees and up to $60,000 (which may be increased by mutual agreement of the Parties) of Pubco’s Professional Fees and Expenses in connection with the merger and any private placement.

Section 8.04 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

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Section 8.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 8.06 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 8.07 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

Section 8.08 Recitals, Schedules and Exhibits. The Recitals, the EPT Disclosure Letter, the Pubco Disclosure Letter and all Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 8.09 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 8.10 Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

Section 8.11 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements of Pubco and Merger Sub contained in this Agreement and/or in any certificate delivered pursuant to this Agreement shall survive the Closing. All representations and warranties of EPT contained in this Agreement and/or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

Section 8.12 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

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(b) “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Legal Requirements to close.

(c) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation.

(d) “EPT Disclosure Letter” means the letter dated the date of this Agreement and delivered to Pubco by EPT concurrently with the execution and delivery of this Agreement, which may be updated by EPT prior to the Closing.

(e) “Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense.

(f) “GAAP” means United States generally accepted accounting principles.

(g) “Governmental Entity” means a supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality.

(h) “Indebtedness” means any obligation of a Person which, under generally accepted accounting principles in the United Stated (“GAAP”), is required to be shown on the balance sheet of such Person as a liability.

(i) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(j) “Lien” means any obligation secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

(k) “Material Adverse Effect” means, when used in connection with EPT or Pubco, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its Subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its Subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), or (C) changes in such Person’s relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other transactions contemplated by this Agreement, or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby.

(l) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

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(m) “Pubco Disclosure Letter” means the letter dated the date of this Agreement and delivered to Pubco by Pubco concurrently with the execution and delivery of this Agreement.

(n) “Subsidiary,” when used with respect to any party, means any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 8.13 Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Each of Pubco and EPT has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement, that such information is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, Material Adverse Effect” or other similar terms in this Agreement.

(c) Pubco agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 8.14 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, instruments, Schedules, Exhibits and disclosure letters referred to herein) (i) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 5.08 (which shall be enforceable by the EPT Indemnified Parties), and except for the rights of EPT’s Stockholders to receive shares of Pubco Common Stock after the Effective Time in the event the Merger is consummated pursuant to ARTICLE I, are not intended to confer upon any Person other than the parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 8.15 Representations. Each party hereto agrees that, except for the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement, neither EPT, Pubco or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, including the Merger, notwithstanding the delivery or disclosure to any other party or any other party’s representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of the parties agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party or the future business, operations or affairs of such party heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it with respect to such party or the business, operations or affairs of such party, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 8.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.17 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.18 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

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[SIGNATURE PAGE OF AGREEMENT OF MERGER AND PLAN OF REORGANIZATION]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PUBCO:

INTERNATIONAL METALS STREAMING CORP.

By:	/s/ Michael Hlavsa
Name:	Michael Hlavsa
Title:	President and Chief Executive Officer

MERGER SUB:

EPT ACQUISITION CORPORATION

By:	/s/ Michael Hlavsa
Name:	Michael Hlavsa
Title:	President

EPT:

ENVIORNMENTAL PACKAGING TECHNOLOGIES, INC.

By:	/s/ David Skriloff
Name:	David Skriloff
Title:	Chief Executive Officer

[END OF SIGNATURE PAGE TO AGREEMENT OF MERGER AND PLAN OF REORGANIZATION]

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